UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2014

Eastman Kodak Company

(Exact name of registrant as specified in its charter)

New Jersey	1-87	16-0417150
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

343 State Street, Rochester, New York	14650
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (585) 724-4000

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 10, 2014, the Board of Directors (the “Board”) of Eastman Kodak Company (the “Company”) appointed Jeffrey J. Clarke as Chief Executive Officer of the Company, and as a member of the Board, effective March 12, 2014. In connection with Mr. Clarke’s appointment as Chief Executive Officer of the Company, the Company entered into a three-year employment agreement with Mr. Clarke (the “Employment Agreement”).

Under the Employment Agreement, Mr. Clarke will receive: (1) an annual base salary in the amount of $1,000,000; (2) a target annual incentive award under the terms of the Company’s Executive Compensation for Excellence and Leadership Plan (the “EXCEL Plan”) in the amount of 100% of his annual base salary, paid only in accordance with the terms of the EXCEL Plan; (3) a grant of $3,000,000 in restricted stock units on the effective date of his employment, vesting in equal amounts on the first, second and third anniversaries of the grant date (March 12, 2014); (4) a grant of $1,000,000 in stock options on the effective date of his employment and on each of the first and second anniversaries of the effective date of his employment; and (5) termination benefits in the amount of two times his annual base salary, in the event of termination of employment under certain conditions as set forth in his Employment Agreement. The Employment Agreement also contains terms and provisions including those related to competition, non-solicitation of employees and confidential information, customary to similar agreements. The above summary of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.

Prior to joining the Company, Mr. Clarke, age 52, was a Managing Partner of Augusta Columbia Capital, a private investment firm focused on middle market technology and technology-enabled business, which Mr. Clarke co-founded in 2012. From 2006 to 2011, Mr. Clarke served as the Chief Executive Officer of Travelport, Inc., a private technology firm where he successfully launched an IPO for Travelport’s Orbitz business. Mr. Clarke served as the Chief Operating Officer of CA, Inc. from 2004 to 2006, and an Executive Vice President at Hewlett Packard Company from 2002 to 2003. Mr. Clarke has also served in various financial and operational roles at Compaq Computer Corporation and Digital Equipment Corporation, including Chief Financial Officer at Compaq. Mr. Clarke will continue to serve as Chairman of Orbitz Worldwide, a global online travel agency, and on the boards of directors of Red Hat, Inc., an enterprise software company, and Compuware Corporation, an enterprise software company. Mr. Clarke holds a B.A. in Economics from SUNY Geneseo and earned an MBA from Northeastern University, where he currently serves as a Trustee.

In conjunction with the appointment of Mr. Clarke as Chief Executive Officer of the Company and as a member of the Board, Antonio M. Perez resigned as a member of the Board, effective March 12, 2014. In accordance with the terms of the management agreement between the Company and Mr. Perez, as previously disclosed in the Company’s Current Report on Form 8-K filed on September 10, 2013, Mr. Perez is now acting solely as a special advisor to the Board.

A copy of the press release announcing the management changes described above is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d) Exhibit

99.1	Press release issued by Eastman Kodak Company dated March 12, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EASTMAN KODAK COMPANY

By:	/s/ Patrick M. Sheller
Patrick M. Sheller
Senior Vice President
General Counsel, Secretary & Chief Administrative Officer

Date: March 12, 2014

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by Eastman Kodak Company dated March 12, 2014.